Exhibit 99.1

Amphastar Pharmaceuticals, Inc. Announces Simplification of Management Structure

RANCHO CUCAMONGA, CA – April 13, 2020 – Amphastar Pharmaceuticals, Inc. (NASDAQ: AMPH) (“Amphastar” or the “Company”), a California-based, specialty, generic pharmaceutical company, today announces a recent simplification of the Company’s management by removing a layer of management in the organizational structure.

Mr. Jason B. Shandell has stepped down as President, General Counsel, and member of the Board of Directors, effective April 10, 2020. Mr. Shandell and the Company have mutually agreed that now is the right time to transition and to consolidate the Company’s management structure.

The Company thanks Mr. Shandell for his service over the past twelve years and wishes him success in his future endeavors.

Dr. Jack Y. Zhang, the Company’s Chief Executive Officer (CEO), Chief Scientific Officer and a member of the Board of Directors, has assumed the role and responsibilities of President, effective April 10, 2020.

Jack Y. Zhang, Ph.D. co-founded Amphastar in 1996 and has served as CEO and a member of Board of Directors of Amphastar since its inception. Dr. Zhang also served as President of Amphastar from 1996 until June 2013. Dr. Zhang has served as Chief Scientific Officer of Amphastar since 2005. Dr. Zhang also co-founded Applied Physics and Chemistry Laboratories, Inc. (APCL), a full service chemical analytical laboratory in May 1989, where he held the position of CEO, as well as President until October 2002. Dr. Zhang is named as the inventor on numerous U.S. and foreign patents. He received a Ph.D. in chemistry from the State University of New York at Stony Brook and was a Post-Doctoral Research Associate at the California Institute of Technology.

Pipeline Information

The Company currently has seven ANDAs, filed with the FDA targeting products with a market size of approximately $1.9 billion, three biosimilar products in development targeting products with a market size of approximately $13 billion, and nine generic drug products in development targeting products with a market size of approximately $12 billion. This market information is based on IQVIA data for the 12 months ended December 31, 2019. The Company is developing multiple proprietary pipeline products for injectable and intranasal dosage forms, including a new drug application for intranasal naloxone.

Amphastar’s Chinese subsidiary, ANP, currently has 14 Drug Master Files (DMFs), on file with the FDA and is developing more additional DMFs

Company Information

Amphastar is a specialty pharmaceutical company that focuses primarily on developing, manufacturing, marketing, and selling technically-challenging generic and proprietary injectable, inhalation, and intranasal products. Additionally, the Company sells insulin API products.  Most of the Company’s finished products are used in hospital or urgent care clinical settings and are primarily contracted and distributed through group purchasing organizations and drug wholesalers.  More information and resources are available at www.amphastar.com.

Amphastar’s logo and other trademarks or service marks of Amphastar, including, but not limited to Primatene®, Amphadase® and Cortrosyn®, are the property of Amphastar.

Forward Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Company’s expectations regarding future financial performance, backlog, sales and marketing of its products, market size and growth, the timing of FDA filings or approvals, including the DMFs of ANP, the timing of product launches, acquisitions and other matters related to its pipeline of product candidates, its share buyback program and other future events. These statements are not historical facts but rather are based on Amphastar’s historical performance and its current expectations, estimates, and projections regarding Amphastar’s business, operations and other similar or related factors. Words such as “may,” “might,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Amphastar’s control.  Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Amphastar’s filings with the Securities and Exchange Commission. You can locate these reports through the Company’s website at http://ir.amphastar.com and on the SEC’s website at www.sec.gov.  Amphastar undertakes no obligation to revise or update information in this press release to reflect events or circumstances in the future, even if new information becomes available or if subsequent events cause Amphastar’s expectations to change.

Contact Information:

Amphastar Pharmaceuticals, Inc.
Bill Peters
Chief Financial Officer
(909) 980-9484